EXHIBIT 10(b)

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                              Snap-on Incorporated

                   2003 Executive Management Incentive Program



                            Administrative Guidelines














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                              Snap-on Incorporated

                   2003 Executive Management Incentive Program
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The Snap-on Incorporated 2003 Executive Management Incentive Program ("Executive
MIP") focuses Participants on financial and operational performance, providing Participants with incentives to deliver results by providing the opportunity to receive monetary payments based on Company, group, and/or business unit performance.

The financial attainment levels set forth are part of the Executive MIP guidelines, intended to be motivational and not intended to predict actual Company results. Each Participant is responsible for treating Executive MIP guidelines in accordance with Company policies, practices and procedures including those applicable to confidential information.

ADMINISTRATION
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Executive MIP awards are granted under the 2001 Incentive Stock and Awards Plan
("Plan"). The Executive MIP will be administered under the provisions of the Plan and as further specified under the guidelines contained in this document. All capitalized terms contained within this document shall have the definitions given in Section 14 of the Plan, with the addition of the terms defined at the end of this document.

PARTICIPATION
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Participants for the Executive MIP will be named by the Committee for each
Program Year. Participants for the Executive MIP will be the Chief Executive Officer and other executive officers of Snap-on Incorporated designated by the Committee as to whom the Committee determines that incentive compensation payable to the executive officer would otherwise be subject to the limitations set forth in Section 162(m) of the Code.

PROGRAM ELEMENTS
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Executive MIP awards will be based on financial and operational performance at the Company, group and/or business unit level. The relative weighting of performance at each of those organizational levels will be approved by the Committee and, in the case of the Chief Executive Officer, by the Board of Directors based on each Participant's ability to influence Company, group, and business unit performance.

Specific objectives for each Participant will be determined by the Committee and, in the case of the Chief Executive Officer, by the Board of Directors set forth in an appendix hereto for the Program Year and communicated to each Participant through a separate communication document.

AWARD OPPORTUNITIES
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A target Executive MIP award opportunity (expressed as a percentage of Base
Salary) will be established for each Participant. The dollar value calculated as the target percentage multiplied by the Participant's Base Salary will be deemed the Participant's target Executive MIP award opportunity value.

Opportunity levels will also be established for each Participant as follows:

     (1)  Threshold opportunity - 25% of the target opportunity
     (2) Target opportunity - 100% of the opportunity established at the beginning of the Program Year
     (3)  Outstanding opportunity - 200% of the target opportunity

The payout will be 0% of the target opportunity for performance below threshold.

The Committee and, in the case of the Chief Executive Officer, the Board of Directors will approve target Executive MIP awards for each Participant as outlined above. Each Program Year, actual Executive MIP awards will be based on results relative to the objectives approved by the Committee and, in the case of the Chief Executive Officer, by the Board of Directors. Actual Executive MIP awards will be interpolated for performance between opportunity levels.

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The Committee will have discretion to adjust Executive MIP award amounts downward for any Participant in accordance with Section 162(m) of the Internal Revenue Code. However, the Committee has no discretion to increase the amount of compensation payable that would otherwise be due based on actual performance.

PERFORMANCE MEASURES
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Specific financial and operational performance measures shall be defined for each Participant by the Committee and, in the case of the Chief Executive Officer, by the Board of Directors and set forth in an appendix hereto for the Program Year.

PERFORMANCE OBJECTIVES
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The Committee and, in the case of the Chief Executive Officer, the Board of
Directors will be responsible for approving all financial and operational performance objectives for each Program Year. The objectives will be based on factors determined by the Committee and, in the case of the Chief Executive Officer, by the Board of Directors.

Three levels of performance objectives will be defined for each financial or operational performance measure:

     (1) Threshold objective - The minimum level of performance for which an Executive MIP award will be earned will be established as the threshold objective. Achieving the threshold objective will yield the threshold opportunity level.
     (2) Target objective - The expected level of performance will be established as the target objective. Achieving the target objective will yield the target opportunity level.
     (3) Outstanding objective - An outstanding level of performance will be established as the outstanding objective. Achieving the outstanding objective will yield the outstanding opportunity level.

Executive MIP awards will be interpolated for performance between opportunity levels.

ADJUSTMENTS TO PERFORMANCE OBJECTIVES
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Except to the extent that doing so would cause an Executive MIP award to fail to qualify for the performance-based exception under Section 162(m) of the Internal Revenue Code, the threshold, target and outstanding objectives will be adjusted upward or downward as appropriate to eliminate the effects of acquisitions and divestitures, subject to the limitations set forth in any appendix hereto.

CALCULATION OF AWARDS
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Financial and operational performance will be evaluated and approved by the
Committee and, in the case of the Chief Executive Officer, by the Board of Directors relative to the objectives approved by the Committee for each Participant and, in the case of the Chief Executive Officer, by the Board of Directors. The corresponding percentage will be applied to the portion of the Participant's target Executive MIP award that is based on each measure of financial and operational performance.

The total Executive MIP award earned for the Program Year will be the sum of the amounts earned through each measure of financial and operational performance.

DISTRIBUTION OF AWARDS
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The Executive MIP award earned for the Program Year will be distributed by April
30 following the end of the Program Year. All Executive MIP awards will be distributed in cash, although participants in the Snap-on Incorporated Deferred Compensation Plan who have made a timely election under that plan to defer receipt of all or a portion of their earned Executive MIP award will have the payment of same deferred amount in accordance with their prior election.

FORFEITURE OF AWARDS
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Nothing in the Executive MIP will affect the Chief Executive Officer's rights under the Employment Agreement between the Chief Executive Officer and Snap-on Incorporated, dated as of April 27, 2001, as such agreement may be amended from time to time (the "Employment Agreement") as it relates to his rights upon termination of employment. In addition,

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nothing in the Executive MIP will affect the Chief Executive Officer's right to receive the Severance Payments, as defined in Section 5(a)(ii) of the Employment Agreement.

Forfeiture of a Participant's unearned Executive MIP award may or may not occur upon termination of employment as follows:

Forfeiture will not occur as a result of death or termination due to disability or retirement, or any other termination of employment that would entitle the Chief Executive Officer to the Accrued Obligations (as the Employment Agreement defines any such terms). In any such event, a Participant's Executive MIP award will be payable based on actual performance relative to objectives over the full Program Year, pro-rated for the number of whole months of the Program Year that elapsed before the termination of the Participant's employment.

Forfeiture will occur as a result of any other termination of employment without regard to the reason unless the Committee decides otherwise in its discretion in special circumstances. Absence of a Participant on approved leave will not be considered a termination of employment during the period of such leave.

Whether or not a divestiture of a subsidiary, division or other business unit (including through the formation of a joint venture) results in termination of employment with the Company and its subsidiaries will be at the discretion of Committee, which discretion the Committee may exercise on a case by case basis.

NEW HIRE/CHANGE OF RESPONSIBILITY/LEAVE OF ABSENCE
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At their discretion, the Committee may apply the foregoing terms, including without limitation the performance objectives, to Executive MIP awards to persons such as new employees or those undergoing a change of responsibility during a Program Year.

For new employees, target Executive MIP award opportunity will be based on the Participant's Base Salary, pro-rated based on the number of whole months of the Program Year during which the employee was a Participant.

If a Participant is employed in multiple positions during a Program Year (i.e. change of responsibility), the Participant's Executive MIP award will be pro-rated as of the first of the month in which the event occurs in accordance with actual time and performance results in each position.

Participants who incur a paid or unpaid leave of absence during the Program Year will not receive credit for Executive MIP award purposes for the time representing the leave. Exceptions, if any, must be approved by the Committee.


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                         2003 Executive MIP Definitions


All capitalized terms contained within this document shall have the definitions give in Section 14 of the 2001 Incentive Stock and Awards Plan, with the addition of the following terms not contained therein:

(1) Base Salary - a Participant's regular wages earned before deferrals for the Program Year.

(2)  Program Year - the fiscal year of Snap-on Incorporated.

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